EXHIBIT 99.1
EZCORP REPORTS 73% EARNINGS GROWTH AND INCREASES ANNUAL GUIDANCE
AUSTIN, Texas (January 21, 2010) — EZCORP, Inc. (Nasdaq: EZPW) announced today results for its first fiscal quarter ended December 31, 2009.
EZCORP’s net income for the quarter ended December 31, 2009 increased 73% to $25.7 million ($0.52 per share) compared to $14.8 million ($0.33 per share) for the quarter ended December 31, 2008. Total revenues for the quarter increased 44% over the prior year period to $184.8 million.
Consolidated operating income improved 77% to $38.9 million (34% of net revenues) from $22.0 million (28% of net revenues) in the prior year quarter. The Company’s U.S. pawn operations contributed $14.5 million of the improvement and the EZMONEY operations contributed $5.4 million of the increase. Operating income from the Empeño Fácil Mexico pawn segment decreased $0.3 million as expenses at new stores outpaced the segment’s 23% net revenue growth, with one third of its stores opened in the last six months. Partially offsetting the increase in store level operating income was higher administrative costs and depreciation and a small loss on disposal of assets.
U.S. pawn acquisitions completed in November and December 2008 contributed net income of approximately $5.8 million and $0.07 per share after taking into account the increase in shares issued in the acquisitions.
Commenting on these results, President and Chief Executive Officer, Joe Rotunda, stated, “This was an outstanding quarter, our 30th consecutive quarter of year over year earnings growth, and clearly demonstrates our ability to consistently enhance earnings and provide shareholder value. Coupled with this strong financial performance is an expanding world-wide presence with our store growth in Mexico, entry into Canada, and our strategic affiliations with Albemarle & Bond in the United Kingdom and Cash Converters in Australia.”
Rotunda continued, “In all segments of our business, we saw strong loan demand. It appears that our broadened range of loan offerings provides solutions to consumers’ cash needs and are found to be more attractive than other options. With these strong ending loan portfolio balances, we are well positioned for a solid fiscal year.”
Rotunda concluded, “For the March quarter, we expect earnings per share of approximately $0.43, compared to $0.37 for the same period a year ago. For our 2010 fiscal year ending September 30th, we are raising our earnings guidance to approximately $1.81 per share, compared to $1.42 per share for fiscal 2009. We remain on track to open 40 to 50 Empeño Fácil pawn locations in Mexico and 35 to 45 CASHMAX payday loan stores in Canada, as well as six domestic pawn stores by fiscal year-end.”
ABOUT EZCORP:
EZCORP provides loans or credit services to customers who do not have cash resources or access to credit to meet their short-term cash needs. In its pawnshops, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. The Company also offers a variety of short-term consumer loans, including payday loans, installment loans and auto title loans, or fee-based credit services to customers seeking loans from unaffiliated lenders.
At December 31, 2009, EZCORP operated a total of 920 locations, consisting of 370 U.S. pawnshops, 70 pawnshops in Mexico, 472 U.S. short-term consumer loan stores, and 8 short-term consumer loan stores in Canada. The Company also has significant investments in Albemarle & Bond Holdings PLC (ABM.L), one of the U.K.’s largest pawnbroking businesses with 115 stores, and Cash Converters International Limited (CCV.L and CCV.AUS), which franchises and operates approximately 500 locations worldwide.
This announcement contains certain forward-looking statements regarding the Company’s expected operating and financial performance for future periods, including new store expansion and expected future earnings. These statements are based on the Company’s current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including changing market conditions in the overall economy and the industry, consumer demand for the Company’s services and merchandise, actions of third parties who offer services and products in the Company’s locations and changes in the regulatory environment. For a discussion of these and other factors affecting the Company’s business and prospects, see the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
You are invited to listen to a conference call discussing these results on January 21, 2010 at 3:30 pm Central Time. The conference call can be accessed over the Internet or replayed at your convenience at the following address.
http://www.videonewswire.com/event.asp?id=65278
For additional information, contact Brad Wolfe at (512) 314-2289.

EZCORP, Inc.
Highlights of Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data and percents)

	Three Months Ended
	December 31,		Increase	Percent
	2009	2008	(Decrease)	Change
Revenues:
Merchandise sales	$62,476	$44,795	$17,681	39.5
Jewelry scrapping sales	37,442	19,785	17,657	89.2
Pawn service charges	40,797	26,381	14,416	54.6
Signature loan fees	38,678	36,000	2,678	7.4
Auto title loan fees	3,102	221	2,881	1303.6
Other	2,256	1,433	823	57.4

Total revenues	184,751	128,615	56,136	43.6
Cost of goods sold:
Cost of merchandise sales	39,265	27,166	12,099	44.5
Cost of jewelry scrapping sales	23,305	13,259	10,046	75.8

Total cost of goods sold	62,570	40,425	22,145	54.8
Bad debt:
Signature loan bad debt	8,790	9,484	(694)	(7.3)
Auto title loan bad debt	460	7	453	6471.4

Total bad debt	9,250	9,491	(241)	(2.5)

Net revenue	112,931	78,699	34,232	43.5

Operations expense	58,181	43,494	14,687	33.8
Administrative expense	12,297	10,411	1,886	18.1
Depreciation and amortization	3,356	3,066	290	9.5
(Gain) / Loss on sale/disposal of assets	211	(284)	495	(174.3)

Operating income	38,886	22,012	16,874	76.7

Interest income	(8)	(126)	118	(93.7)
Interest expense	365	165	200	121.2
Equity in net income of unconsolidated affiliates	(1,283)	(941)	(342)	36.3
Other	(15)	25	(40)	(160.0)

Income before income taxes	39,827	22,889	16,938	74.0
Income tax expense	14,120	8,061	6,059	75.2

Net income	$25,707	$14,828	$10,879	73.4

Net income per share, diluted	$0.52	$0.33	$0.19	56.8

Weighted average shares, diluted	49,400	44,692

			Amount or
			Percentage Point (ppt)
OTHER DATA:			Increase (Decrease)
Gross margin on merchandise sales (lines (2-10)/2)	37.2%	39.4%	(2.2)	ppts
Gross margin on jewelry scrapping sales (lines (3-11)/3)	37.8%	33.0%	4.8	ppts

Gross margin on total sales (lines ((2+3)-12)/(2+3))	37.4%	37.4%	0.0	ppts

Signature loan bad debt as percent of fees (lines 14/5)	22.7%	26.3%	(3.6)	ppts
Auto title loan bad debt as percent of fees (lines 15/6)	14.8%	3.2%	11.6	ppts

Annualized inventory turnover	3.7	3.3	0.4

Operating income margin (lines 23/17)	34.4%	28.0%	6.4	ppts

EZCORP, Inc.
Highlights of Consolidated Balance Sheets (Unaudited)
(in thousands, except per share data and store counts)

	December 31,
	2009	2008
Assets:
Current assets:
Cash and cash equivalents	$17,032	$41,595
Pawn loans	103,446	93,789
Signature loans, net	8,934	8,246
Auto title loans, net	2,110	1,174
Pawn service charges receivable, net	19,662	16,888
Signature loan fees receivable, net	6,044	5,968
Auto title loan finance charges receivable, net	827	92
Inventory, net	63,515	64,563
Deferred tax asset	15,671	15,773
Prepaid expenses and other assets	20,654	12,284

Total current assets	257,895	260,372

Investment in unconsolidated affiliates	90,455	37,873
Property and equipment, net	52,378	46,674
Deferred tax asset, non-current	5,011	7,754
Goodwill	101,134	98,300
Other assets, net	19,931	18,693

Total assets	$526,804	$469,666

Liabilities and stockholders’ equity:
Current liabilities:
Current maturities of long-term debt	$10,000	$10,000
Accounts payable and other accrued expenses	39,692	48,534
Customer layaway deposits	2,697	2,879
Federal income taxes payable	6,480	3,186

Total current liabilities	58,869	64,599

Long-term debt, less current maturities	22,500	30,337
Deferred gains and other long-term liabilities	2,840	3,566
Total stockholders’ equity	442,595	371,164

Total liabilities and stockholders’ equity	$526,804	$469,666

Pawn loan balance per ending pawn store	$235	$228
Inventory per ending pawn store	$144	$157
Book value per share	$9.08	$7.67
Tangible book value per share	$6.68	$5.28
Pawn store count — end of period	440	412
Signature loan store count — end of period	480	477
Shares outstanding — end of period	48,732	48,417

EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands, except store counts and percents)

	U.S. Pawn	Empeño	EZMONEY
	Operations	Fácil	Operations	Consolidated
Three months ended December 31, 2009:
Revenues:
Sales	$96,034	$3,872	$12	$99,918
Pawn service charges	38,941	1,856	—	40,797
Signature loan fees	553	—	38,125	38,678
Auto title loan fees	475	—	2,627	3,102
Other	2,167	89	—	2,256

Total revenues	138,170	5,817	40,764	184,751

Cost of goods sold	59,730	2,833	7	62,570
Signature loan bad debt	186	—	8,604	8,790
Auto title loan bad debt	70	—	390	460

Net revenues	78,184	2,984	31,763	112,931

Operations expense	40,199	2,164	15,818	58,181

Store level operating income	$37,985	$820	$15,945	$54,750

Gross margin on total sales (lines (2-9)/2)	37.8%	26.8%	41.7%	37.4%
Annualized inventory turnover	3.7	3.9	N/A	3.7
Signature loan bad debt as percent of fees (lines 10/4)	33.6%	N/A	22.6%	22.7%
Auto title loan bad debt as percent of fees (lines 11/5)	14.7%	N/A	14.8%	14.8%
Operating income margin (lines 15/12)	48.6%	27.5%	50.2%	48.5%
Pawn store count — end of period	370	70	—	440
Signature loan store count — end of period	6	—	474	480

Three months ended December 31, 2008:
Revenues:
Sales	$62,167	$2,413	$—	$64,580
Pawn service charges	24,884	1,497	—	26,381
Signature loan fees	686	—	35,314	36,000
Auto title loan fees	210	—	11	221
Other	1,433	—	—	1,433

Total revenues	89,380	3,910	35,325	128,615

Cost of goods sold	38,938	1,487	—	40,425
Signature loan bad debt	236	—	9,248	9,484
Auto title loan bad debt	6	—	1	7

Net revenues	50,200	2,423	26,076	78,699

Operations expense	26,678	1,284	15,532	43,494

Store level operating income	$23,522	$1,139	$10,544	$35,205

Gross margin on total sales (lines (28-35)/28)	37.4%	38.4%	N/A	37.4%
Annualized inventory turnover	3.4	2.2	N/A	3.3
Signature loan bad debt as percent of fees (lines 36/30)	34.4%	N/A	26.2%	26.3%
Auto title loan bad debt as percent of fees (lines 37/31)	2.9%	N/A	9.1%	3.2%
Operating income margin (lines 41/38)	46.9%	47.0%	40.4%	44.7%
Pawn store count — end of period	371	41	—	412
Signature loan store count — end of period	6	—	471	477